Exhibit 99.1
Tronox Reports Third Quarter 2016 Financial Results

Third Quarter Highlights:

•	Revenue of $533 million; GAAP EPS of ($0.35); adjusted EPS of ($0.34) (Non-GAAP)

•	Income from operations of $25 million; adjusted EBITDA of $98 million (Non-GAAP)

•	TiO2 segment income from operations of $18 million; adjusted EBITDA of $75 million; free cash flow of $94 million(1)

•	Alkali segment income from operations of $23 million; adjusted EBITDA of $40 million; free cash flow of $37 million(1)

•	Pigment selling prices increased 6 percent sequentially and 1 percent above prior year

•	Cash of $202 million and total liquidity of $470 million(2)

•	Board declared quarterly dividend of $0.045 per share payable on December 2, 2016 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on November 16, 2016

(1)	Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures (Non-GAAP)
(2)	Total liquidity includes cash on hand and availability under current revolvers

STAMFORD, Conn., (November 2, 2016) – Tronox Limited (NYSE:TROX) today reported third quarter 2016 revenue of $533 million compared to $575 million in the third quarter 2015 and $537 million in the second quarter 2016.  Income from operations of $25 million improved from an operating loss of $21 million in the year-ago quarter and income from operations of $8 million in the prior quarter.  Net loss attributable to Tronox Limited of $40 million, or $0.35 per diluted share, which included restructuring expense of $1 million, or $0.01 per diluted share, improved from a net loss attributable to Tronox Limited of $60 million, or $0.52 per diluted share in the year-ago quarter and a net loss attributable to Tronox Limited of $50 million, or $0.42 per diluted share in the prior quarter.  Adjusted net loss attributable to Tronox Limited (Non-GAAP) was $39 million, or $0.34 per diluted share.  Adjusted EBITDA of $98 million improved from $81 million in the year-ago quarter and $71 million in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “We delivered strong adjusted EBITDA and free cash flow performance in the third quarter.  Our TiO2 business generated additional momentum in the quarter to that generated in the second quarter, driven by higher pigment sales volumes and selling prices on both year-on-year and sequential bases coupled with continued strong operating cost performance.  Our Alkali business returned to adjusted EBITDA and free cash flow levels that overcame and exceeded the series of one-off items that impacted results in the second quarter.  In TiO2, pigment selling prices increased by 6 percent sequentially and were 1 percent above the prior-year quarter.  This increase marks the first time since the third quarter of 2012 that pigment prices were higher on a year-on-year basis.  We continue to match pigment production volumes to sales volumes and keep inventory at or below normal levels.  Moreover, we believe pigment inventories, in the aggregate, are at or below normal levels at both customer and producer locations across the globe resulting in a continued tight supply-demand balance.  Our cash generation performance in the quarter further strengthened our balance sheet, as we closed the quarter with $202 million of cash on hand and liquidity of $470 million.”

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Third Quarter 2016

Tronox TiO2

TiO2 segment revenue of $339 million was 11 percent lower than $380 million in the year-ago quarter, primarily the result of lower sales volumes for CP titanium slag and pig iron.  Pigment sales of $260 million increased 7 percent compared to $244 million in the year-ago quarter, as sales volumes increased 6 percent and average selling prices increased 1 percent (1 percent on a local currency basis).  Higher sales volumes were realized in North America and Asia-Pacific, while sales volumes in EMEA and Latin America were modestly lower than those in the year-ago quarter.  Selling prices were higher in Asia-Pacific and EMEA, level in Latin America and lower in North America compared to the year-ago quarter.  Titanium feedstock and co-products sales of $64 million were 38 percent lower than $103 million in the year-ago quarter, driven by lower sales volumes for CP titanium slag and pig iron and, to a lesser extent, lower zircon selling prices.  There were no sales of CP titanium slag to third parties in the third quarter compared to significant sales in the year-ago quarter.  Sales volumes for natural rutile were 5 percent lower and selling prices were 8 percent lower.  Zircon sales volumes were 1 percent lower and selling prices were 13 percent lower than the year-ago quarter. Pig iron sales volumes declined 68 percent and selling prices were 13 percent lower.  Lower pig iron sales can be attributed to lower production as last year we suspended the operation of two of our four furnaces in South Africa that produced titanium slag and pig iron.  We continued to operate at these reduced rates during the third quarter.  Pig iron is a by-product of making titanium slag and its selling prices are correlated to market pricing for iron ore.

Compared sequentially, TiO2 segment revenue of $339 million increased 2 percent versus $333 million in the second quarter, driven by higher pigment selling prices.  Pigment sales of $260 million increased 7 percent compared to $244 million in the second quarter, as sales volumes increased 1 percent and selling prices increased 6 percent (6 percent on a local currency basis).  Sales volumes were higher in Europe and Latin America, level in Asia-Pacific and lower in North America.  Selling prices were higher in all regions.  Titanium feedstock and co-products sales of $64 million declined 12 percent compared to $73 million in the second quarter due to lower CP titanium slag sales and lower pig iron sales volumes.  There were no CP titanium slag sales to third parties in the third quarter whereas there were sales in the second quarter.  Zircon sales volumes and selling prices were level to the prior quarter. We expect zircon sales volumes in 2016 to exceed those of 2015 as we continue to ramp up production at our Fairbreeze mine to match market demand.  Natural rutile sales volumes increased 2 percent and selling prices also increased 2 percent.  Pig iron sales volumes declined 51 percent due to the timing of sales and selling prices increased 6 percent.

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TiO2 segment income from operations of $18 million improved from an operating loss of $26 million in the year-ago quarter and income from operations of $6 million in the prior quarter.  With cash provided by operating activities of $117 million and capital expenditures of $23 million, TiO2 delivered free cash flow of $94 million in the third quarter.

TiO2 segment adjusted EBITDA of $75 million increased 29 percent from $58 million in the year-ago quarter driven by higher pigment sales volumes, significant cost reductions resulting from its Operational Excellence program and the favorable impact of foreign exchange on production costs, partially offset by the impact of feedstock production curtailments.  Compared sequentially, adjusted EBITDA of $75 million improved by 27 percent from $59 million in the second quarter, driven by pigment selling price increases, production cost reductions and the benefit of higher pigment production efficiency and plant utilization.

Tronox Alkali

Alkali segment revenue of $194 million compared to $195 million in the year-ago quarter as 3 percent higher sales volumes were offset by 3 percent lower selling prices.  In the domestic market, sales volumes declined 3 percent due to the timing of sales while selling prices increased 1 percent.  In export markets, sales volumes increased 9 percent driven by strong demand in Asia-Pacific and Latin America.  Selling prices in export markets were 7 percent lower, primarily due to lower Asia-Pacific selling prices.  Chinese soda ash producers lowered domestic and export prices in the fourth quarter last year as raw material, shipping and energy cost deflation and currency devaluation lowered their costs.  However, Chinese input costs, such as for coal, have now begun to move upward and there are indications that domestic pricing has also moved upward.  As a result, we anticipate that the pricing environment in Asia will remain level through the rest of the year.

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Compared sequentially, Alkali revenue of $194 million decreased 5 percent from $204 million in the second quarter due to the timing of sales in both domestic and export markets.  Sales volumes declined 5 percent and selling prices were level to the second quarter.  Domestic sales volumes declined 6 percent while selling prices were level to the prior quarter.  Export sales volumes declined 4 percent and selling prices were also level to the second quarter.

Alkali segment income from operations of $23 million improved from $21 million in the year-ago quarter and $11 million in the prior quarter.  With cash provided by operating activities of $45 million and capital expenditures of $8 million, Alkali delivered free cash flow of $37 million in the third quarter.

Alkali segment adjusted EBITDA of $40 million compared to $41 million in the year-ago quarter as higher sales volumes, lower production costs and higher production efficiencies essentially offset lower export selling prices.  Compared sequentially, Alkali segment adjusted EBITDA of $40 million improved from $28 million in the second quarter.  Second quarter performance was impacted by items totaling approximately $9 million that did not occur in the third quarter.

Corporate

Corporate loss from operations was $16 million in the third quarter compared to a loss from operations of $16 million in the year-ago quarter and a loss from operations of $9 million in the second quarter.

Corporate adjusted EBITDA was ($17) million compared to adjusted EBITDA of ($18) million in the year-ago quarter and adjusted EBITDA of ($16) million in the prior quarter.  Corporate cash used in operations was $108 million, which included a semi-annual bond interest payment of $50 million.  Capital expenditures were $1 million in the quarter.

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Consolidated

Selling, general and administrative expenses were $54 million in the third quarter compared to $55 million in the year-ago quarter and $50 million in the prior quarter.  Interest and debt expense was $46 million in the third quarter compared to $45 million in the year-ago quarter and $46 million in the prior quarter.  On September 30, 2016, gross consolidated debt was $3,055 million, and debt, net of cash and cash equivalents, was $2,853 million.  Liquidity was $470 million including cash and cash equivalents on the balance sheet of $202 million.  Capital expenditures were $32 million and depreciation, depletion and amortization expense was $60 million.

Third Quarter 2016 Webcast Conference Call

Webcast Conference Call: Thursday, November 3, at 8:30 a.m. ET (New York).  The live call is open to the public via Internet broadcast and telephone

Internet Broadcast:  http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 95832661

Conference Call Presentation Slides will be used during the conference call and are available on our website at http://www.tronox.com/

Webcast Conference Call Replay: Available via the Internet and telephone beginning on Thursday November 3, 2016 at 11:30 a.m. ET (New York) until 10:30 p.m. ET (New York) on Tuesday November 8, 2016

Internet Replay: www.tronox.com
Replay dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: : 95832661

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Upcoming Conferences

During the fourth quarter 2016 a member of management is scheduled to present at the following conferences:

•	Morgan Stanley Leveraged Finance Conference, New Orleans, November 9-10, 2016

•	Goldman Sachs Global Metals & Mining Conference, New York, November 16, 2016

•	Citi Basic Materials Conference, New York, November 29, 2016

•	Bank of America Merrill Lynch Leveraged Finance Conference, Boca Raton, November 29-30, 2016

Accompanying conference materials will be available at http://investor.tronox.com

About Tronox

Tronox Limited operates two vertically integrated mining and inorganic chemical businesses. Tronox TiO2 mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Tronox Alkali mines trona ore and manufactures natural soda ash, sodium bicarbonate, caustic soda, and other compounds which are used in the production of glass, detergents, baked goods, animal nutrition supplements, pharmaceuticals, and other essential products.  For more information, visit www.tronox.com

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, free cash flow and adjusted net loss attributable to Tronox.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies.  The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Management believes these non-U.S. GAAP financial measures:

•
Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•
Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•
Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

•	Assist investors to assess the company's compliance with financial covenants under its debt instruments;

•
Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and

•
We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

Media Contact: Bud Grebey
Direct: +1.203.705.3721
Investor Contact: Brennen Arndt
Direct: +1.203.705.3722
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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$533	$575	$1,545	$1,577
Cost of goods sold	453	536	1,388	1,479
Gross profit	80	39	157	98
Selling, general, and administrative expenses	(54)	(55)	(151)	(171)
Restructuring expense	(1)	(5)	(2)	(7)
Income (loss) from operations	25	(21)	4	(80)
Interest and debt expense, net	(46)	(45)	(138)	(131)
Gain on extinguishment of debt	-	-	4	-
Other income (expense), net	(14)	23	(23)	22
Loss before income taxes	(35)	(43)	(153)	(189)
Income tax provision	(7)	(11)	(29)	(29)
Net loss	(42)	(54)	(182)	(218)
Net income (loss) attributable to noncontrolling interest	(2)	6	(1)	10
Net loss attributable to Tronox Limited	$(40)	$(60)	$(181)	$(228)

Loss per share, basic and diluted	$(0.35)	$(0.52)	$(1.56)	$(1.97)
Weighted average shares outstanding, basic and diluted (in thousands)	116,219	115,642	116,108	115,529

Other Operating Data:
Capital expenditures	$32	$48	$87	$141
Depreciation, depletion and amortization expense	$60	$82	$175	$222

TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED  (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss attributable to Tronox Limited (U.S. GAAP)	$(40)	$(60)	$(181)	$(228)

Acquisition related matters (a)	-	2	-	36
Restructuring expense (b)(d)	1	5	2	7
Gain on extinguishment of debt (c)	-	-	(4)	-
Adjusted net loss attributable to Tronox Limited (non-U.S. GAAP)	$(39)	$(53)	$(183)	$(185)

Basic and diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.35)	$(0.52)	$(1.56)	$(1.97)

Acquisition related expense, per share	-	0.02	-	0.31
Restructuring expense, per share	0.01	0.04	0.02	0.06
Gain on extinguishment of debt, per share	-	-	(0.03)	-
Basic and diluted adjusted income (loss) per share attributable to Tronox Limited (non-U.S. GAAP)	$(0.34)	$(0.46)	$(1.57)	$(1.60)

Weighted average shares outstanding, basic and diluted (in thousands)	116,219	115,642	116,108	115,529

(a)   One-time non-operating items and the effect of acquisition. During 2015, transaction costs consist of costs associated with the acquisition of the Alkali business, including banking, legal and professional fees. During the three months ended September 30, 2015, $2 million was recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Operations. During the nine months ended September 30, 2015, $9 million, $19 million and $8 million was recorded in "Cost of goods sold",  "Selling, general and administrative expenses" and "Interest and debt expense, net", respectively, in the unaudited Condensed Consolidated Statements of Operations.
(b)   Represents severance costs associated with the shutdown of our sodium chlorate plant and other global TiO2 restructuring efforts, which was recorded in "Restructuring expense" in the unaudited Condensed Consolidated Statements of Operations.
(c)   Represents the gain associated with the repurchase of $20 million face value of the Senior Notes due 2020 and Senior Notes 2022, which was recorded in "Gain on extinguishment of debt" in the unaudited Condensed Consolidated Statements of Operations.
(d)   No income tax impact given full valuation allowance except for South Africa restructuring related costs of less than $1 million.

TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

TiO2 segment	$339	$380	$957	$1,174
Alkali segment	194	195	588	403
Net sales	$533	$575	$1,545	$1,577

TiO2 segment	$18	$(26)	$(12)	$(58)
Alkali segment	23	21	54	46
Corporate	(16)	(16)	(38)	(68)
Income (loss) from operations	25	(21)	4	(80)
Interest and debt expense, net	(46)	(45)	(138)	(131)
Gain on extinguishment of debt	-	-	4	-
Other income (expense), net	(14)	23	(23)	22
Loss before income taxes	(35)	(43)	(153)	(189)
Income tax provision	(7)	(11)	(29)	(29)
Net loss	(42)	(54)	(182)	(218)
Net income (loss) attributable to noncontrolling interest	(2)	6	(1)	10
Net loss attributable to Tronox Limited	$(40)	$(60)	$(181)	$(228)

TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30,	December 31
ASSETS	2016	2015
Current Assets
Cash and cash equivalents	$202	$229
Restricted cash	3	5
Accounts receivable, net of allowance for doubtful accounts	394	391
Inventories, net	558	630
Prepaid and other assets	45	46
Total current assets	1,202	1,301

Noncurrent Assets
Property, plant and equipment, net	1,850	1,843
Mineral leaseholds, net	1,617	1,604
Intangible assets, net	226	244
Inventories, net	6	12
Other long-term assets	24	23
Total assets	$4,925	$5,027

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$162	$159
Accrued liabilities	148	180
Short-term debt	150	150
Long-term debt due within one year	16	16
Income taxes payable	57	43
Total current liabilities	533	548

Noncurrent Liabilities
Long-term debt	2,889	2,910
Pension and postretirement healthcare benefits	151	141
Asset retirement obligations	78	77
Long-term deferred tax liabilities	156	143
Other long-term liabilities	111	98
Total liabilities	3,918	3,917

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,982,604 shares issued and 65,149,970 shares outstanding at September 30, 2016 and 65,443,363 shares issued and 64,521,851 shares outstanding at December 31, 2015	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at September 30, 2016 and December 31, 2015.	-	-
Capital in excess of par value	1,518	1,500
Accumulated deficit / retained earnings	(129)	93
Accumulated other comprehensive loss	(525)	(596)
Total shareholders' equity	865	998
Noncontrolling interest	142	112
Total equity	1,007	1,110
Total liabilities and equity	$4,925	$5,027

TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(182)	$(218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	175	222
Deferred income taxes	(4)	(4)
Share-based compensation expense	19	17
Amortization of deferred debt issuance costs and discount on debt	8	8
Pension and postretirement healthcare benefit expense	4	4
Gain on extinguishment of debt	(4)	-
Other noncash items affecting net loss	12	(4)
Contributions to employee pension and postretirement plans	(20)	(16)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1	(36)
(Increase) decrease in inventories	98	90
(Increase) decrease in prepaid and other assets	(5)	4
Increase (decrease) in accounts payable and accrued liabilities	(28)	(35)
Increase (decrease) in income taxes payable	28	12
Other, net	21	1
Cash provided by operating activities	123	45

Cash Flows from Investing Activities:
Capital expenditures	(87)	(141)
Proceeds from the sale of assets	1	-
Acquisition of business	-	(1,653)
Cash used in investing activities	(86)	(1,794)

Cash Flows from Financing Activities:
Repayments of debt	(27)	(13)
Proceeds from debt	-	750
Debt issuance costs	-	(15)
Dividends paid	(40)	(88)
Proceeds from the exercise of warrants and options	-	3
Cash provided by (used in) financing activities	(67)	637
Effects of exchange rate changes on cash and cash equivalents	3	(19)
Net decrease in cash and cash equivalents	(27)	(1,131)
Cash and cash equivalents at beginning of period	229	1,276
Cash and cash equivalents at end of period	$202	$145

TRONOX LIMITED
CONDENSED STATEMENT OF FREE CASH FLOWS (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30, 2016				Nine Months Ended September 30, 2016
	TiO2	Alkali	Corporate	Consolidated	TiO2	Alkali	Corporate	Consolidated

Operating income (loss) (U.S. GAAP)	$18	$23	$(16)	$25	$(12)	$54	$(38)	$4
Depreciation, depletion and amortization expense	44	15	1	60	127	44	4	175
Other	13	2	(2)	13	41	5	(16)	30
Adjusted EBITDA (non-U.S. GAAP)	$75	$40	$(17)	$98	$156	$103	$(50)	$209

Adjusted EBITDA (non-U.S. GAAP)	$75	$40	$(17)	$98	$156	$103	$(50)	$209
Interest paid, net of capitalized interest and interest income	-	-	(68)	(68)	-	-	(154)	(154)
Income tax provision	-	-	(7)	(7)	-	-	(29)	(29)
Contributions to employee pension and postretirement plans	(7)	(4)	-	(11)	(15)	(5)	-	(20)
Deferred income taxes	-	-	(1)	(1)	-	-	(4)	(4)
Other	6	2	5	13	(2)	-	8	6

Changes in assets and liabilities
(Increase) decrease in accounts receivable	3	10	-	13	(3)	4	-	1
(Increase) decrease in inventories	10	2	-	12	94	4	-	98
(Increase) decrease in prepaid and other assets	(2)	(3)	2	(3)	(5)	(3)	3	(5)
Increase (decrease) in accounts payable and accrued liabilities	17	-	(25)	(8)	(2)	8	(34)	(28)
Increase (decrease) in income taxes payable	-	-	8	8	-	-	28	28
Other, net	15	(2)	(5)	8	22	-	(1)	21
Subtotal	43	7	(20)	30	106	13	(4)	115

Cash provided by (used in) operating activities	117	45	(108)	54	245	111	(233)	123

Capital expenditures	(23)	(8)	(1)	(32)	(58)	(28)	(1)	(87)
Free cash flow (non-U.S. GAAP)	$94	$37	$(109)	$22	$187	$83	$(234)	$36

TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss (U.S. GAAP)	$(42)	$(54)	$(182)	$(218)
Interest and debt expense, net	46	45	138	131
Interest income	-	(1)	(2)	(5)
Income tax provision	7	11	29	29
Depreciation, depletion and amortization expense	60	82	175	222
EBITDA (non-U.S. GAAP)	71	83	158	159
Amortization of inventory step-up from purchase accounting (a)	-	-	-	9
Alkali transaction costs (b)	-	2	-	29
Restructuring expense (c)	1	5	2	7
Gain on extinguishment of debt (d)	-	-	(4)	-
Foreign currency remeasurement (e)	14	(20)	32	(16)
Other items (f)	12	11	21	24
Adjusted EBITDA (non-U.S. GAAP) (g)	$98	$81	$209	$212

(a) Amortization of inventory step-up from purchase accounting related to the acquisition of the Alkali business which is included in “Cost of goods sold” in the unaudited Condensed Consolidated Statements of Operations.
(b) One-time non-operating items and the effect of acquisition which is included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Operations.
(c) Represents severance and other costs associated with the shutdown of our sodium chlorate plant, and other global TiO2 restructuring efforts, and the Alkali Transaction which was recorded in "Restructuring expense" in the unaudited Condensed Consolidated Statements of Operations.
(d) Represents the gain associated with the repurchase of $20 million face value of the our Senior Notes due 2020 and Senior Notes 2022, which was recorded in "Gain on extinguishment of debt" in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents foreign currency remeasurement which is included in "Other income (expense), net" in the unaudited Condensed Consolidated Statements of Operations.
(f) Includes noncash pension and postretirement costs, share-based compensation, severance expense, adjustment of transfer tax related to the Exxaro Transaction, insurance settlement gain, and other items included in “Selling general and administrative expenses” and "Cost of goods sold" in the unaudited Condensed Consolidated Statements of Operations.
(g) No income tax impact given full valuation allowance except for South Africa restructuring related costs of less than $1 million.

The following table reconciles income (loss) from operations, the comparable measure for segment reporting under U.S. GAAP, to Adjusted EBITDA by segments for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Tio2 segment	18	(26)	(12)	(58)
Alkali segment	23	21	54	46
Corporate	(16)	(16)	(38)	(68)
Income (loss) from operations (U.S. GAAP)	25	(21)	4	(80)

Tio2 segment	44	64	127	189
Alkali segment	15	16	44	28
Corporate	1	2	4	5
Depreciation, depletion and amortization expense	60	82	175	222

Tio2 segment	13	20	41	48
Alkali segment	2	4	5	17
Corporate	(2)	(4)	(16)	5
Other	13	20	30	70

Tio2 segment	75	58	156	179
Alkali segment	40	41	103	91
Corporate	(17)	(18)	(50)	(58)
Adjusted EBITDA (non-U.S. GAAP)	$98	$81	$209	$212